Exhibit 10.3

AMENDMENT NO. 2 TO AMENDED AND RESTATED ADVISORY AGREEMENT
This Amendment, made and entered into as of March 16, 2012, and effective as of April 1, 2012 (this “Amendment No. 2”), amends the Amended and Restated Advisory Agreement dated as of July 11, 2010, as renewed as of July 10, 2011 (the “Agreement”) among Wells Timberland REIT, Inc., a Maryland corporation (the “Company”), Wells Timberland Operating Partnership, L.P., a Delaware limited liability partnership (the “Partnership”), and Wells Timberland Management Organization, LLC, a Georgia limited liability company (the “Advisor”), as amended by Amendment No. 1 to the Agreement (“Amendment No. 1”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
WHEREAS, on April 1, 2011, each of the Company, the Partnership and the Advisor previously entered into Amendment No. 1; and
WHEREAS, each of the Company, the Partnership, and the Advisor desires to further amend the Agreement and for this Amendment No. 2 to supersede and replace Amendment No. 1, effective as of April 1, 2012.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Company, the Partnership and the Advisor agree as follows:
1. This Amendment No. 2 supersedes and replaces Amendment No. 1 in its entirety effective as of April 1, 2012.
2. Article 1 of the Agreement is hereby amended by inserting the following definitions:
“Assets under Management” means, until such time as Advisor may estimate the value of all interests the Company holds in Properties or Joint Ventures in compliance with applicable FINRA rules, (a) the actual amount invested on behalf of the Company in the Properties (including any incurred or assumed indebtedness related to the Properties and any capital improvements made subsequent to the initial investment) plus (b) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures plus the Company's allocable share of capital improvements made by the Joint Venture from cash flows generated by the Joint Venture, and after such time, (b) the aggregate value of the Company's interest in the Properties and Joint Ventures as established in connection with the most recent estimated valuation conducted pursuant to applicable FINRA rules.
“Adjusted Advisor Payment” has the meaning set forth in Section 8(F).
“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 24, 2010, among Timberlands II, LLC, a Delaware limited liability company, the Partnership, and CoBank, ACB, as the same may be amended from time to time.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Fiscal Quarter” means any quarter of a Fiscal Year.
“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.
“Free Cash Flow” means, for the measurement period, EBITDA (as defined in the Credit Agreement) less all capital expenditures paid by the Company on a consolidated basis less any cash distributions (except for payments of accrued but unpaid dividends as a result of any redemptions of the Company's Series A preferred stock and Series B preferred stock) paid by the Company on a consolidated basis.

“Free Cash Flow Calculation” means: (i) Free Cash Flow for the four Fiscal Quarters then ended less (ii) 1.25 multiplied by Interest Expense for the four Fiscal Quarters then ended.
“Free Cash Flow Coverage Ratio” means the ratio derived on any measurement date by dividing (a) Free Cash Flow by (b) Interest Expense.
“Free Cash Flow Coverage Ratio Requirement” means that the Free Cash Flow Coverage Ratio is at least 1.25.
“Interest Expense” means, for the measurement period, the aggregate interest expense of the Borrowers (as defined in the Credit Agreement) in respect of the Loans (as defined in the Credit Agreement) for such period, determined in accordance with GAAP, including, without duplication, all commissions, discounts and other fees charged with respect to the amortization of debt discounts and the net costs under Rate Protection Agreements (as defined in the Credit Agreement), in each cash paid or payable during such period.
“Periodic Assets under Management Calculation” has the meaning set forth in Section 8(F).
“Periodic Free Cash Flow Calculation” has the meaning set forth in Section 8(F).
“Reconciliation Statement” has the meaning set forth in Section 8(F).
3.    Section 1 of the Agreement is hereby amended by deleting the definition of “Asset Management Fee” in its entirety.
4.    Section 8 of the Agreement is hereby amended by deleting and reserving Section 8(A) in its entirety.
5.    Section 8 of the Agreement is hereby amended by inserting the following provisions as Sections 8(F) and 8(G):
“(F)    ADJUSTED ADVISOR PAYMENT.
(i)    Within 45 days after the end of each of the Fiscal Quarters ended March 31, June 30, and September 30, and within 90 days after the Fiscal Quarter ended December 31, and in no event later than the date of delivery of the Company's financial statements by the Advisor to the Company as of and for the end of the applicable Fiscal Quarter, the Advisor shall provide or cause to be provided to the Company a statement (the “Reconciliation Statement”) setting forth, in reasonable detail and with appropriate calculations and computations, in all respects satisfactory to the Company, (a) 1.0% of the Assets under Management as of the last day of the preceding Fiscal Quarter (the “Periodic Assets under Management Calculation”) less Adjusted Advisor Payment for the previous three Fiscal Quarters and (b) the Free Cash Flow Calculation for the prior twelve month period concluding on the last day of the preceding Fiscal Quarter (the “Periodic Free Cash Flow Calculation”). Such Reconciliation Statement shall also include calculations and computations, in all respects satisfactory to the Company, demonstrating compliance with the Free Cash Flow Coverage Ratio Requirement as of and for the following four Fiscal Quarters on a pro forma basis after giving effect to the Adjusted Advisor Payment.
(ii)    Subject to the reduction set forth in Section 8(G) and elsewhere in this Agreement, the Advisor shall be entitled to receive for such applicable period an amount equal to the lesser of (a) the Periodic Assets under Management Calculation less Adjusted Advisor Payment for the previous three Fiscal Quarters and (b) the Periodic Free Cash Flow Calculation (the lesser of which shall be the “Adjusted Advisor Payment”).
(G)    LIMITATIONS.
(i)    In no event will payments be made if the payment of such fees would cause an “Event of Default” under the Credit Agreement.
(ii)    No payment shall be made by the Company to the Advisor under this Agreement if such payment would cause the Company to fail to be in compliance with the Free Cash Flow Coverage Ratio Requirement as of and for the following four Fiscal Quarters on a pro forma basis after giving effect to such payment. Such payment shall be reduced in an amount which, after giving effect to such payment, would cause the Company to be in compliance with the Free Cash Flow Coverage Ratio Requirement on a pro forma basis. The remainder of the payment after such reduction shall be paid to the Advisor in accordance with this Agreement.”
6.    Section 9(C)(ii) is hereby amended by striking Section 9(C)(ii) in its entirety and replacing it with the following:
“(ii)    Notwithstanding anything in Section 9(A) to the contrary, the Company shall not be required to reimburse the Advisor for any Operating Expenses paid or incurred by the Advisor on the Company's behalf.”
7.    Except to the extent amended hereby, the provisions of the Advisory Agreement shall remain unmodified, and the Advisory Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
8.    This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Advisory Agreement as of the date and year first above written.

Wells Timberland REIT, Inc.

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President

Wells Timberland Operating Partnership, LP
By:	Wells Timberland REIT, Inc., its General Partner

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title:	Executive Vice President

Wells Timberland Management Organization, LLC

By:	/s/ Jess E. Jarratt
Name:	Jess E. Jarratt
Title:	President